Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.

Closes Acquisition of

VantaCore Partners LP

HOUSTON, October 2, 2014 – Natural Resource Partners L.P. (NYSE:NRP) today reported that it has closed the acquisition of VantaCore Partners LP, a privately held limited partnership specializing in the construction materials industry, for $205 million.

The acquisition was funded in part by issuing approximately $36 million in common units to certain of the sellers, including Kayne Anderson Energy Development Company, Hartz Alternative Investments, LLC and members of VantaCore’s management team. NRP funded the remaining $169 million through borrowings under NRP (Operating) LLC’s revolving credit facility.

Company Profile

Natural Resource Partners L.P. (“NRP”) is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a diversified natural resource company principally engaged in the business of owning and managing mineral reserve properties. NRP owns interests in coal, aggregates and industrial minerals, and oil and gas across the United States that generate royalty and other income for the partnership. In addition, NRP owns an equity investment in OCI Wyoming, a trona/soda ash operation, owns non-operated working interests in oil and gas properties and owns VantaCore, ranked as one of the top 25 aggregates producers in the United States.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

Forward-Looking Statements

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”). All statements, other than statements of historical facts included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of

NRP Closes Acquisition of VantaCore Partners LP	Page 2 of 2

which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal, aggregates and industrial minerals and oil and gas; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in NRP’s SEC filings. In addition, there are significant risks and uncertainties relating to NRP’s acquisition and ownership of VantaCore and VantaCore’s performance over the short and long terms. The assumptions on which NRP’s estimates of future results of the business have been based, which include prices and demand for VantaCore’s products, production levels, economic and market conditions, and reserves and other geologic conditions, may prove to be incorrect in a number of material ways, resulting in our not realizing the expected benefits of the acquisition. NRP has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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